Exhibit 99.1

FOR IMMEDIATE RELEASE

The Music Acquisition Corporation Announces Pricing of $200 Million Initial Public Offering

New York – February 2, 2021 – The Music Acquisition Corporation (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “TMAC.U” beginning on February 3, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “TMAC” and “TMAC WS,” respectively. The offering is expected to close on February 5, 2021, subject to customary closing conditions.

The Music Acquisition Corporation is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on businesses that are either directly or indirectly connected with the music sector, with particular emphasis on businesses where the Company’s significant strategic and operational expertise and long-standing position within the music industry will be a value-additive proposition to potential target businesses. The Company is led by Chairman and Chief Executive Officer Neil Jacobson and Chief Operating Officer Todd Lowen. In addition to Messrs. Jacobson and Lowen, the Company’s Board of Directors includes Michael Levitt, Ben Silverman, and Tunde Balogun.

Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. are acting as joint bookrunning managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; and Cantor Fitzgerald & Co., Attention: Prospectus Group, 499 Park Avenue, New York, NY 10022, or by telephone at (1-212) 915-1067 or by email at prospectus@cantor.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Neil Jacobson
Neil.jacobson@musicacquisition.com
(747) 203-7219

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